Exhibit 99.(e)


                                    EXHIBIT E

                         FORMS OF LETTERS FROM THE FUND
   TO MEMBERS IN CONNECTION WITH THE FUND'S ACCEPTANCE OF TENDERS OF INTERESTS


THIS LETTER IS BEING SENT TO YOU IF YOU  TENDERED  YOUR  ENTIRE  INTEREST IN THE
FUND.

                                                                January 10, 2004


Dear Member:

                  Advantage Advisers Stratigos Fund, L.L.C. (the "Fund") has received and accepted for purchase your tender of a limited liability company interest in the Fund. Enclosed is a statement showing the breakdown of your capital withdrawal resulting from our purchase of your interest in the Fund and the manner in which payment of the purchase price is being distributed, in accordance with the terms of the tender offer.

                  Because you have tendered and the Fund has purchased your entire investment, you have been paid at least 95% of the purchase price based on the estimated unaudited net asset value of the Fund as of December 31, 2003, in accordance with the terms of the tender offer. A cash payment in this amount has been wired directly into your brokerage account through which you invested in the Fund.

                  The balance of the purchase price will be paid to you after the completion of the Fund's 2003 year-end audit and is subject to year-end audit adjustment. This amount, together with interest, will be paid within ten calendar days after the conclusion of the year-end audit, or on such earlier date as the Fund's Board of Managers may determine, according to the terms of the tender offer. We expect the audit to be completed by the end of February 2004.

                  Should you have any questions, please feel free to contact the Fund's Administrator, PFPC Inc., at (888) 697-9661 or (866) 306-0232.

                                       Sincerely,

                                       Advantage Advisers Stratigos Fund, L.L.C.

Enclosure






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THIS LETTER IS BEING SENT TO YOU IF YOU  TENDERED A PORTION OF YOUR  INTEREST IN
THE FUND.

                                                              January 10, 2004


Dear Member:

                  Advantage Advisers Stratigos Fund, L.L.C. (the "Fund") has received and accepted for purchase your tender of a portion of your limited liability company interest in the Fund. Enclosed is a statement showing the breakdown of your capital withdrawal resulting from our purchase of a portion of your interest.

                  Since you have tendered only a portion of your investment, you have been paid 100% of the amount requested in cash, provided that your account retains the required minimum balance, in accordance with the terms of the tender offer. The funds were wired directly into your brokerage account through which you invested in the Fund. You remain a member of the Fund with respect to the portion of your interest in the Fund that you did not tender.

                  Should you have any questions, please feel free to contact the Fund's Administrator, PFPC Inc., at (888) 697-9661 or (866) 306-0232.

                                       Sincerely,

                                       Advantage Advisers Stratigos Fund, L.L.C.

Enclosure






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